CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A, of our report dated March 31, 2023, relating to the financial statements of Sparx Holdings Group, Inc., for the fiscal years ended June 30, 2022 and June 30, 2021, and all references to our firm included in this Offering Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

March 31, 2023